Exhibit 99.1

Press Contacts:	Ernie Knewitz	Amy Jo Meyer
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Investor Contacts:	Louise Mehrotra	Lesley Fishman
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For Immediate Release

Johnson & Johnson Announces $10 Billion Share Repurchase Program
New Brunswick, NJ (October 13, 2015) - Johnson & Johnson (NYSE: JNJ) today announced that its Board of Directors has approved the repurchase of up to $10 billion of the company's common stock.
“We are pleased that Johnson & Johnson’s strong balance sheet and cash flow enable us to simultaneously return value to shareholders through our regular quarterly dividend and share repurchases, while at the same time continuing to invest in internal and external opportunities that will further strengthen our robust enterprise pipeline and drive long-term growth,” said Alex Gorsky, Chairman and Chief Executive Officer. “The Board of Directors and management team believe that the company’s shares are an attractive investment opportunity and repurchasing stock is an important part of our capital allocation strategy.”
Repurchases may be made at management’s discretion from time to time on the open market or through privately negotiated transactions. The repurchase program has no time limit and may be suspended for periods or discontinued at any time. Any shares acquired will be available for general corporate purposes. The company had approximately 2,767.3 million shares of common stock outstanding as of September 27, 2015.
The company intends to finance the share repurchase program through issuance of debt. Johnson & Johnson will discuss the share repurchase program on its third-quarter earnings conference call on October 13, 2015 at 8:30 a.m. Eastern Time.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 265 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

Cautions Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, related to the company’s plans with respect to share repurchases, involving, among other things, uncertainties inherent in business and financial planning. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to, market conditions; the possibility that the repurchase program may be suspended or discontinued; economic factors, such as interest rate and currency exchange rate fluctuations; uncertainty of commercial success for new and existing products; the ability of the company to successfully execute strategic plans; the impact of acquisitions and divestitures; significant adverse litigation or government action, including related to product liability claims; challenges and uncertainties inherent in new product development; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; financial instability of international economies and legal systems and sovereign risk; changes to governmental laws and regulations and domestic and foreign health care reforms. A further list and description of these risks, uncertainties and other factors can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014, including Exhibit 99 thereto, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.

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